Exhibit 10.5

Terms of Employment Arrangement
between Slavie Federal Savings Bank
and Sophie Torin Wittelsberger

Mrs. Wittelsberger is employed on an at-will basis at a rate of pay of $71,760.00 as of January 1, 2009.  Mrs. Wittelsberger is also eligible to receive annual salary increases as determined by the Compensation Committee of the Board of Directors and an annual bonus as determined by the Compensation Committee of the Board of Directors.  She is also entitled to all benefits available to full-time employees of Slavie Federal Savings Bank.  Mrs. Wittelsberger received a bonus of $15,007.63 for 2008, which was paid in March, 2009.